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                                                                EXHIBIT 5.1

              [COOLEY GODWARD CASTRO HUDDLESON & TATUM LETTERHEAD]

June 20, 1996

JTS Corporation
166 Baypoint Parkway
San Jose, CA 95134

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing on June 20, 1996 by JTS Corporation (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, with respect to the offer and sale of 63,727,318 shares of the Company's Common Stock, $.001 par value (the "Common Stock") in connection with the merger of Atari Corporation ("Atari") with and into the Company as set forth in the Agreement and Plan of Reorganization, by and among the Company and Atari, dated as of April 8, 1996 (the "Merger Agreement").

In connection with this opinion, we have examined and relied upon the Registration Statement; the Company's Certificate of Incorporation, as amended, and Bylaws, the Merger Agreement and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock, when sold and issued in accordance with the terms of the Registration Statement and Related Prospectus (including the filing by the Company of its Restated Certificate of Incorporation) will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


COOLEY GODWARD CASTRO
HUDDLESON & TATUM




By: /s/  Andrei M. Manoliu
       _____________________
         Andrei M. Manoliu